UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 0-23264

EMMIS COMMUNICATIONS CORPORATION
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(Exact name of registrant as specified in its charter)

ONE EMMIS PLAZA
40 MONUMENT CIRCLE, SUITE 700
INDIANAPOLIS, INDIANA 46204
(317) 266-0100
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(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

6.25% Series A Convertible Preferred Stock, $.01 par value
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(Title of each class of securities covered by this Form)

Class A common stock, $.01 par value
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)        [ X ]
Rule 12g-4(a)(2)        [ ]
Rule 12h-3(b)(1)(i)    [ ]
Rule 12h-3(b)(1)(ii)    [ ]
Rule 15d-6        [ ]
Rule 15d-22(b)        [ ]

Approximate number of holders of record as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934, Emmis Communications Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

EMMIS COMMUNICATIONS CORPORATION

DATE: July 7, 2016	By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice President,
General Counsel and Secretary